Exhibit 99.1

            The Shaw Group Announces Financial Results for
                    Fourth Quarter and Fiscal 2006

    BATON ROUGE, La.--(BUSINESS WIRE)--Oct. 31, 2006--The Shaw Group Inc. (NYSE:SGR):

    -- Record backlog of $9.1 billion reflects continued strong end markets.

    -- Fourth Quarter and Fiscal Year 2006 Revenues increased 44% and 46%, from prior year revenues, respectively.

    --  Operating cash flow totals $163.7 million for fourth quarter.

    The Shaw Group Inc. (NYSE:SGR) today announced financial results for its fiscal fourth quarter and fiscal year ended August 31, 2006. Net income for the fourth quarter was $13.0 million, or $0.16 per diluted share, which included a charge of approximately $19.6 million, $11.9 million after taxes, or approximately $0.15 per diluted share, for previously disclosed cost overruns on a domestic clean fuels project and a $1.0 million loss from discontinued operations, after taxes, or $0.01 per diluted share. Excluding the charge on the clean fuels project, net income would have been $24.9 million, or $0.31 per diluted share. In comparison, for the three months ended August 31, 2005, Shaw reported net income of $17.2 million, or $0.22 per diluted share. Revenues for fourth-quarter 2006 were $1,174.5 million compared to $816.8 million in the prior year quarter, a 44% increase. During fourth-quarter 2006, Shaw generated operating cash flow of $163.7 million, compared to $4.2 million in fourth-quarter 2005.

    For the fiscal year ended August 31, 2006, the Company reported net income of $50.9 million, or $0.63 per diluted share, which included a non-cash charge totaling $48.2 million, $29.2 million after taxes, or $0.36 per diluted share, for the previously reported unfavorable ruling on the AES Wolf Hollow litigation. Not including the charge, net income would have been $80.0 million, or $1.00 per diluted share, for fiscal 2006. For the fiscal year ended August 31, 2005, the Company reported net income of $16.0 million, or $0.23 per diluted share, including charges of $47.8 million, $31.1 million after taxes or $0.44 per diluted share for the early retirement of debt and $6.9 million after taxes, or $0.10 per diluted share for the valuation of a deferred tax asset. Excluding the charges in prior year, net income would have been $53.9 million or $0.77 per diluted share. Revenues for the fiscal year ended August 31, 2006, were $4.8 billion, compared to $3.3 billion for the fiscal year ended August 31, 2005, an increase of 46%.

    Shaw's backlog totaled $9.1 billion as of August 31, 2006, a new record and an increase of $2.4 billion from the August 31, 2005, backlog of $6.7 billion. Approximately $4.1 billion, or 45%, of the backlog is expected to be converted during the next 12 months. Nearly $4.4 billion, or 49%, of the backlog is comprised of projects for fossil fuel, nuclear and other power generating plants, and approximately $1.9 billion, or 20%, of the backlog is made up of the chemical industry projects. Approximately $2.8 billion, or 30%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies.

    J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc., said, "As we previously disclosed, our fourth-quarter 2006 financial results were negatively affected by charges on a domestic clean fuels project related to cost overruns for which payment is disputed by our customer. Notwithstanding those charges, our operating results were strong in every sector of our business. We continue to see this strength building over time, especially in our electricity generation business."

    Mr. Bernhard continued, "As we look to the future, we believe nuclear power will be a key component for meeting the energy needs of our nation and the world. Our recent investment to become a 20% owner of Westinghouse Electric demonstrates our confidence in nuclear power and complements our nuclear services capabilities. We believe nuclear power will create significant opportunities for us - providing architect-engineer, design, procurement, construction and expansions and uprates for existing nuclear power plants, as well as new-build opportunities."

    Mr. Bernhard concluded, "Lastly, our $9.1 billion backlog, another record, is 35% higher than last year and 57% higher than two years ago, reflecting the exceptional strength we have seen in the power and chemical process markets. What's encouraging is that we still see strong growth possibilities ahead in these markets even after such exceptional performance over the past two years. We expect our revenues and financial performance will soon begin to reflect execution on several of these major projects."

    The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw's website at www.shawgrp.com.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company's web-site under the heading "Forward-Looking Statements". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.



            REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
                (Fourth Quarter Ended August 31, 2006)

          Revenue by Industry
----------------------------------------

                                         (In Millions)    Percentage
                                         -------------- --------------
Environmental & Infrastructure                  $418.8       36%
Energy                                           401.7       34
Chemical                                         312.8       27
Other Industries                                  41.2        3
                                         -------------- --------------
     Total                                    $1,174.5       100%
                                         ============== ==============


          Revenue by Geography
----------------------------------------

                                         (In Millions)    Percentage
                                         -------------- --------------
United States                                   $959.7       82%
Middle East                                      126.6       11
Asia/Pacific Rim                                  38.6        3
Europe                                            31.8        3
South America & Mexico                            12.0        1
Canada                                             2.8        -
Other                                              3.0        -
                                         -------------- --------------
     Total                                    $1,174.5       100%
                                         ============== ==============


          Backlog by Industry
----------------------------------------
                                         (In Millions)    Percentage
                                         -------------- --------------

Environmental & Infrastructure                $2,765.1       30%
Energy
     Nuclear Power                               884.9       10
     Fossil Fuel                               3,319.5       37
     Other Power                                 155.4        2
Chemical                                       1,857.8       20
Other Industries                                  92.9        1
                                         -------------- --------------
     Total                                    $9,075.6       100%
                                         ============== ==============


          Backlog by Geography
----------------------------------------

                                         (In Millions)    Percentage
                                         -------------- --------------
Domestic                                      $7,330.5            81 %
International                                  1,745.1            19
                                         -------------- --------------
     Total                                    $9,075.6           100 %
                                         ============== ==============




                 THE SHAW GROUP INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Dollars in thousands, except per share amounts)

                          Three Months Ended     Twelve Months Ended
                               August 31              August 31
                         --------------------- -----------------------
                               2006      2005        2006        2005
                         ----------- --------- ----------- -----------
Revenues                 $1,174,538  $816,785  $4,775,615  $3,262,328
Cost of revenues          1,084,978   744,165   4,446,143   2,969,658
                         ----------- --------- ----------- -----------
  Gross profit               89,560    72,620     329,472     292,670
General and
 administrative expenses     64,192    50,271     226,244     190,252
                         ----------- --------- ----------- -----------
Operating income             25,368    22,349     103,228     102,418
Interest expense             (5,798)   (2,542)    (19,059)    (29,225)
Interest income               1,604     1,782       5,877       5,571
Loss on retirement of
 debt                             -         -           -     (47,772)
Foreign currency
 transaction gains
 (losses), net                  (43)      505        (961)        919
Other income (expense),
 net                         (1,089)    5,577      (1,380)      6,870
                         ----------- --------- ----------- -----------
                             (5,326)    5,322     (15,523)    (63,637)
Income (loss) before
 income taxes, minority
 interest, earnings
 (losses) from
 unconsolidated entities
 and income (loss) from
 discontinued operations     20,042    27,671      87,705      38,781
Provision (benefit) for
 income taxes                 1,389     9,940      20,540      17,784
                         ----------- --------- ----------- -----------
Income (loss) before
 minority interest,
 earnings (losses) from
 unconsolidated entities
 and income (loss) from
 discontinued operations     18,653    17,731      67,165      20,997
Minority interest            (5,526)   (1,718)    (15,680)     (7,243)
Earnings (losses) from
 unconsolidated
 entities, net of taxes         839     1,066       1,513       3,809
                         ----------- --------- ----------- -----------
Income (loss) from
 continuing operations       13,966    17,079      52,998      17,563

Income (loss) from
 discontinued
 operations, net of
 taxes:
    Income (loss) from
     operations                  10      (271)     (1,144)     (1,943)
    Gain (impairment) of
     discontinued
     operations              (1,004)      356      (1,004)        356
                         ----------- --------- ----------- -----------
      Income (loss) from
       discontinued
       operations, net
       of taxes                (994)       85      (2,148)     (1,587)
                         ----------- --------- ----------- -----------
Net income (loss)           $12,972   $17,164     $50,850     $15,976
                         =========== ========= =========== ===========
Net income (loss) per
 common share:
    Basic:
      Income (loss) from
       continuing
       operations             $0.17     $0.22       $0.68       $0.25
      Income (loss) from
       discontinued
       operations, net
       of taxes               (0.01)        -       (0.03)      (0.02)
                         ----------- --------- ----------- -----------
      Net income (loss)       $0.16     $0.22       $0.65       $0.23
                         =========== ========= =========== ===========
    Diluted:
      Income (loss) from
       continuing
       operations             $0.17     $0.22       $0.66       $0.25
      Income (loss) from
       discontinued
       operations, net
       of taxes               (0.01)        -       (0.03)      (0.02)
                         ----------- --------- ----------- -----------
      Net income (loss)       $0.16     $0.22       $0.63       $0.23
                         =========== ========= =========== ===========
Weighted average shares
 outstanding:
  Basic                      79,218    77,737      78,791      68,673
  Diluted:
    Stock options               699     1,064       1,168         921
    LYONs Convertible
     Debt                        10         -          10           -
    Restricted stock            349       249         320         198
                         ----------- --------- ----------- -----------
      Total                  80,276    79,050      80,289      69,792
                         =========== ========= =========== ===========

    CONTACT: The Shaw Group Inc.
             Investor Relations & Corporate Communications
             Chris D. Sammons, Vice President, 225-932-2546 www.shawgrp.com